Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We  consent  to  the  references  to  our  firm  under  the captions  "Financial
Highlights" in each Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference of our reports, dated December 27, 2012, on the financial statements and financial highlights of Pioneer Floating Rate Fund and Pioneer Multi-Asset Real Return Fund included in the Annual Reports to Shareowners for the year ended October 31, 2012 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 20 to the Registration Statement (Form N-1A, No. 333-138560) of Pioneer Series Trust VI.


							/s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 25, 2013